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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934




                                May 27, 1998
              ------------------------------------------------
              Date of Report (Date of earliest event reported)



                 Donnelley Enterprise Solutions Incorporated
           -----------------------------------------------------
           (Exact name of registrant as specified in its charter)



          Delaware                    0-21525                    13-316071
----------------------------        ------------            -------------------
(State or other jurisdiction        (Commission               (IRS Employer
    of incorporation)               File Number)            Identification No.)


         161 North Clark Street, Suite 2400, Chicago, Illinois 60601
         -----------------------------------------------------------
          (Address of principal executive offices)       (Zip Code)



                               (312) 419-7600
                       -------------------------------
                       (Registrant's telephone number)



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ITEM 5.  OTHER EVENTS.

     On May 27, 1998, Donnelley Enterprise Solutions Incorporated (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Bowne & Co., Inc., a New York corporation ("Parent"), and DESI Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"). The Merger Agreement contemplates, among other things, that, subject to the terms and conditions of the Merger Agreement, Parent and Purchaser will commence a cash tender offer (the "Offer") for all outstanding shares of the Company's common stock, par value $0.01 per share (the "Shares") at a price of $21.00 per Share. The Offer will be subject to certain conditions, including the conditions that (i) at the expiration of the Offer there shall have been validly tendered and not withdrawn a number of Shares (including all Shares tendered pursuant to the Stockholders' Agreement described below) which constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition") (for purposes of determining at any time whether the Minimum Condition has been met, each outstanding Share legally or beneficially owned by Parent or Purchaser or any of its affiliates at the commencement of the Offer is deemed validly tendered under the Offer and not withdrawn), and (ii) any and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Merger Agreement provides that if the Offer is consummated pursuant to its terms, Purchaser will, on the terms and subject to the conditions set forth in the Merger Agreement, thereafter be merged (the "Merger") with and into the Company for the same per Share consideration as is payable in the Offer and the Company will continue as the surviving corporation. Upon completion of the Merger, the Company will be a wholly-owned subsidiary of Parent. The description of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1, and is incorporated herein by reference.

     Simultaneously with the execution of the Merger Agreement, Parent and R.R. Donnelley & Sons Company ("R.R. Donnelley"), the owner of 2,140,000 Shares (approximately 43% of the outstanding Shares), entered into a Stockholders' Agreement dated as of May 27, 1998 (the "Stockholders' Agreement") pursuant to which, among other things, R.R. Donnelley agreed upon the terms and conditions set forth in the Stockholders' Agreement to tender into the Offer all Shares owned by it, granted to Parent an option to purchase such Shares under certain circumstances for $21.00 per Share, and granted to Parent an irrevocable proxy to vote such Shares in certain circumstances. The description of the Stockholders' Agreement contained herein is qualified in its entirety by reference to the Stockholders' Agreement, a copy of which is filed herewith as
Exhibit 99.1 and is incorporated herein by reference.

     The Merger Agreement includes provisions prohibiting the Company from actively soliciting another purchaser, and provides for the payment of up to $4 million in fees and expenses ("Termination Fee") to Parent in the event of a termination of the Merger Agreement under certain circumstances. For example, the Termination Fee is payable upon termination of the Merger Agreement due to the Company's Board of Directors withdrawal of its approval of the transactions contemplated by the Merger Agreement and entry into a definitive agreement


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with respect to another acquisition transaction which the Board of Directors of the Company by a majority vote determines in good faith based on the advice of outside legal counsel that failing to take such action would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law; provided that the Company must provide at least 48 hours advance notice of and certain information regarding such proposal to Parent and negotiate with Parent to make such amendments to the terms and conditions of the Merger Agreement as would make the Merger Agreement as so amended at least as favorable to the Company's stockholders from a financial point of view as the alternative proposal (unless the Board of Directors of the Company by a majority vote determines in good faith, based on the advice of outside legal counsel, that the failure to enter into an agreement with respect to such alternative transaction without regard to such notice or 48-hour period would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law).

     A copy of the press release issued by Parent and the Company announcing the execution of the Merger Agreement is filed herewith as Exhibit 99.2, and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  Financial Statements of Business Acquired.

             Not applicable.

      (b)  Pro Forma Financial Information.

             Not applicable.

      (c)  The following exhibits are filed with this report:

      2.1 Agreement and Plan of Merger dated as of May 27, 1998 among Parent, Purchaser and the Company.

      99.1 Stockholders' Agreement, dated as of May 27, 1998, between Parent and R.R. Donnelley.

      99.2 Joint Press Release of Parent and the Company dated May 28, 1998.



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                                  SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED



                               /s/ Rhonda I. Kochlefl
                               -----------------------------------------------
                               Rhonda I. Kochlefl
Dated: May 28, 1998            Chairman, President and Chief Executive Officer



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                                EXHIBIT INDEX


Exhibit No.  Description of Exhibits
-----------  -----------------------
   2.1       Agreement and Plan of Merger dated as of May 27, 1998 among Parent,
             Purchaser and the Company.

   99.1 Stockholders' Agreement, dated as of May 27, 1998, between Parent and R.R. Donnelley.

   99.2      Joint Press Release issued by Parent and the Company dated
             May 28, 1998.
